Goodrich Petroleum Announces Third Quarter 2017 Financial Results and Operational Update

HOUSTON, Nov. 8, 2017 /PRNewswire/ -- Goodrich Petroleum Corporation (NYSE American: GDP) (the "Company") today announced financial results and an operational update for the third quarter ended September 30, 2017.

FINANCIAL RESULTS

Cash Flow

Adjusted EBITDA on a pro forma basis increased to $8.8 million in the quarter and discretionary cash flow ("DCF"), defined as net cash provided by operating activities before changes in working capital, was $8.3 million in the quarter.

(See accompanying tables at the end of this press release that reconcile Pro Forma Adjusted EBITDA and DCF, each of which are non-US GAAP financial measures, to their most directly comparable US GAAP financial measure.)

Net Income (Loss)

Net income was $0.7 million in the quarter, or $0.07 per basic share ($0.05 per fully diluted share) versus a net loss of $1.2 million in the prior quarter, or ($0.13) per basic and diluted share.

Production

Production for the quarter totaled 3.7 Bcfe, with average daily production of approximately 40,000 Mcfe per day (88% natural gas) growing sequentially by 11%, versus 3.3 Bcfe, or an average of approximately 36,000 Mcfe per day in the prior quarter.

In order to take advantage of efficiencies and materially lower well costs by completing three wells back-to-back, the completion of the Company's Franks 25&24 No. 1, originally scheduled for September, is now expected to be completed with two additional wells back-to-back beginning late in the fourth quarter. Due to the schedule change, the Company now expects its previously guided exit production rate of 55,000 – 60,000 Mcfe per day to occur at the end of the year or in early January.

Revenues

Revenues for the quarter totaled $13.2 million, with 74% of our oil and gas revenue attributable to natural gas. The average realized price was $3.54 per Mcfe ($2.96 per Mcf of natural gas and $47.85 per barrel of oil) or $3.59 per Mcfe when including cash settled derivatives ($3.01 per Mcf of natural gas and $47.85 per barrel of oil).

Operating Expenses

Operating expenses decreased in most categories driven by the low cost structure of our new Haynesville Shale wells.

Lease operating expense ("LOE") was $2.2 million in the quarter, or $0.60 per Mcfe, versus $3.0 million, or $0.89 per Mcfe in the prior quarter. LOE for the quarter included $0.2 million, or $0.05 per Mcfe, for workovers. Lease operating expense excluding workovers was $2.0 million, or $0.55 per Mcfe, versus $2.2 million, or $0.67 per Mcfe in the prior quarter. Per unit LOE is expected to continue to fall as new Haynesville wells are added, as these wells carry very low lease operating expense per unit of production.

Production and other taxes included refunds for both severance and ad valorem taxes which resulted in an overall negligible credit in the quarter, versus $0.4 million, or $0.13 per Mcfe in the prior quarter. Haynesville wells drilled in North Louisiana have severance tax abatement until the earlier of payout or two years, and therefore the Company's production and other taxes per unit of production is expected to remain low in the near term as new Haynesville wells are added.

Transportation and processing expense was $1.6 million in the quarter or $0.44 per Mcfe, versus $1.9 million, or $0.57 per Mcfe in the prior quarter. We expect per unit transportation and processing expense to continue to fall this year as we add operated Haynesville production which carries a lower per unit cost.

Depreciation, depletion and amortization ("DD&A") expense was $3.5 million in the quarter, or $0.96 per Mcfe, versus $3.1 million, or $0.93 per Mcfe in the prior quarter.

General and Administrative ("G&A") expense was $3.7 million in the quarter, which includes $1.0 million of stock based compensation and the accrual of $0.7 million for potential performance bonuses and $0.1 million in non-cash amortization of office rent. G&A payable in cash for the quarter was $1.9 million, or $0.51 per Mcfe. G&A for the prior quarter was $3.8 million, of which $2.0 million, or $0.59 per Mcfe was cash G&A. The Company expects cash G&A per unit of production to continue to decrease with significant growth in production volumes while keeping overall cash G&A in line.

(See accompanying tables at the end of this press release that reconcile general and administrative expense payable in cash to general and administrative expense.)

Operating Income

Operating income, defined as revenues minus operating expenses, totaled $2.2 million in the quarter versus $0.4 million in the prior quarter.

Interest Expense

Interest expense totaled $2.5 million in the quarter, which includes cash interest of $0.4 million incurred on the Company's first lien term loan and non-cash interest of $2.1 million incurred on the Company's second lien notes, which includes $1.4 million paid in-kind interest and $0.7 million amortization of debt discount.

(See accompanying tables at the end of this press release that reconcile interest payable in cash to interest expense.)

Interest Income and Other

Interest income and other was a credit of $1.3 million in the quarter, primarily related to the receipt of cash that had been held in escrow related to an asset sale in a prior period.

Capital Expenditures

Capital expenditures, including non-cash accruals, totaled $5.4 million and $25.8 million in the quarter and nine month periods ending September 30, 2017, respectively, with the majority of the expenditures being spent on drilling and completion costs for the Company's recent Haynesville operated wells. Net cash used in investing activities was $3.7 million and $21.2 million in the quarter and nine month ending periods, respectively. The Company is guiding to its original capital expenditure budget of $40-50 million for 2017, from the revised budget of $35-45 million, with the increase driven by participation in an additional 4.0 gross (0.5 net) non-operated wells in the fourth quarter, which will be completed in the first quarter of 2018.

(See accompanying tables at the end of this press release that reconcile capital expenditures to net cash used in investing activities.)

Balance Sheet

The Company exited the quarter with $31.7 million of cash (including $0.6 million in restricted cash) and $62.1 million of total principal amount of debt. On October 18, 2017 the Company announced that it had entered into a $250 million senior secured revolving credit facility, with an initial borrowing base of $40 million with $16.7 million outstanding and $23.3 million available, which when added with the cash, provides approximately $55 million of liquidity. The Company expects the borrowing base to grow with the delivery of the year-end reserve report.

Crude Oil and Natural Gas Derivatives

The Company had a loss of $0.3 million on its derivatives not designated as hedges in the quarter, representing a $0.5 million change in fair value of our natural gas derivative contracts offset by a $0.2 million realized gain on derivative settlements.

The Company has recently added oil and natural gas swaps through 2019 at $3.03 per Mcf and $51.08 per barrel, with current hedges shown on the accompanying table at the end of this press release.

OPERATIONAL UPDATE

Haynesville Shale

The Company has drilled its Franks 25&24 No. 1 well (69% WI, 50% NRI), which is a 10,000 foot lateral, and is currently drilling its Wurtsbaugh 25&24 Nos. 2 & 3 (55% WI, 39% NRI) wells from the same pad. The Wurtsbaugh 25&24 Nos. 2 & 3 wells are planned as 7,500 foot laterals to optimize the geographic configuration and reserve recovery for the Company's operated acreage, which carries a higher cash margin through lower gathering costs. Completion of the three wells is expected to commence late fourth quarter, which is driving the Company's end of year or early January production rate guidance of 55,000 – 60,000 Mcfe per day.

The Company's Haynesville acreage comprises approximately 50,000 gross (26,000 net) acres in Caddo and DeSoto Parishes, Louisiana and Angelina and Nacogdoches Counties, Texas. We estimate approximately 250 gross (100 net) locations prospective for the Haynesville on our core North Louisiana acreage, where the Company is allocating the vast majority of its capital expenditures in 2017.

THE COMPANY HAS POSTED A NEW PRESENTATION ON THE COMPANY'S WEBSITE WHICH WILL BE REVIEWED ON THE EARNINGS CONFERENCE CALL. INVESTORS CAN ACCESS THE SLIDES AT: http://goodrichpetroleum.investorroom.com/events-and-presentations

OTHER INFORMATION

In this press release, the Company refers to several non-US GAAP financial measures, including Pro Forma Adjusted EBITDA and DCF. Management believes Pro Forma Adjusted EBITDA and DCF are good financial indicators of the Company's performance and ability to internally generate operating funds. DCF should not be considered an alternative to net cash provided by operating activities, as defined by US GAAP. Pro Forma Adjusted EBITDA should not be considered an alternative to net income (loss), as defined by US GAAP. Management believes that these non-US GAAP financial measures provide useful information to investors because they are monitored and used by Company management and widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry.

Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.

Unless otherwise stated, oil production volumes include condensate.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and other subsequent filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and natural gas exploration and production company listed on the NYSE American under the symbol "GDP".

GOODRICH PETROLEUM CORPORATION
SELECTED INCOME AND PRODUCTION DATA
(In thousands, except per share amounts)

	Three Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2017
Volumes
Natural gas (MMcf)	3,235	7,863
Oil and condensate (MBbls)	71	237
Mmcfe - Total	3,661	9,285

Mcfe per day	39,793	34,011

Oil and natural gas revenues	$ 12,964	$ 34,490
Other	255	607
	$ 13,219	$ 35,097

Operating Expenses
Lease operating expense (LOE excluding workovers - $1,999 and $6,383, respectively)	2,184	9,445
Production and other taxes	(15)	1,068
Transportation and processing	1,624	4,668
Depreciation, depletion and amortization	3,516	8,893
General and administrative (payable in cash - $1,885 and $6,444, respectively)	3,749	11,984
Other	(43)	(43)
Operating income	2,204	(918)

Other income (expense)
Interest expense (payable in cash - $352 and $883, respectively)	(2,529)	(7,068)
Interest income and other	1,250	1,271
Gain (loss) on derivatives not designated as hedges	(313)	193
	(1,592)	(5,604)

Reorganization items, net	108	303

Income (loss) before income taxes	720	(6,219)
Income tax benefit	-	-
Net income (loss)	$ 720	$ (6,219)

Discretionary cash flow (see non-US GAAP reconciliation) (1)	$ 8,339	$ 13,621

Pro Forma Adjusted EBITDA (see calculation and non-US GAAP reconciliation) (2)	$ 8,798	$ 14,578

Weighted average common shares outstanding - basic	10,522	9,765
Weighted average common shares outstanding - diluted (3)	13,274	9,765

Earnings per share
Net loss - basic	$ 0.07	$ (0.64)
Net loss - diluted	$ 0.05	$ (0.64)

(1)

Discretionary cash flow is defined as net cash provided by operating activities before changes in operating assets and liabilities. Management believes that the non-US GAAP measure of discretionary cash flow is useful as an indicator of an oil and natural gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with US GAAP.

(2)

Adjusted EBITDA as calculated through 9-30-2017 was defined in the Exit Credit Facility as earnings before interest expense, income tax, DD&A, and impairment of oil and natural gas properties. In calculating adjusted EBITDA, gains/losses on derivatives, less net cash received or paid in settlement of commodity derivatives, were excluded from Adjusted EBITDA. Other excluded items include Interest income, Stock compensation expense, Reorganization items and Other expense. Subsequent to 9-30-2017, Adjusted EBITDA as defined by our 2017 Senior Credit Facility is earnings before interest expense, income and similar taxes, DD&A, share based compensation expense and impairment of oil and natural gas properties. In calculating adjusted EBITDA, gains/losses on commodity derivatives not designated as hedges and net cash received or paid in settlement of derivative instruments are also excluded. Other excluded items include costs associated with issuance of the 2017 Senior Credit Facility, reorganization items and any extraordinary non-cash gains or losses.  Pro forma Adjusted EBITDA as defined by our 2017 Senior Credit Facility has been calculated as of 9-30-2017. The main difference being that extraordinary cash gains or losses are not excluded from Adjusted EBITDAX under the terms of the  2017 Senior Credit Facility.

(3)

Fully diluted shares excludes approximately 1.9 million potentially dilutive instruments that were anti-dilutive for the three months ended September 30, 2017.  Fully diluted shares excludes approximately 4.6 million potentially dilutive instruments that were anti-dilutive due to the net loss for the nine months ended September 30, 2017.

GOODRICH PETROLEUM CORPORATION
Per Unit Sales Prices and Costs

	Three Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2017

Average sales price per unit:
Oil (per Bbl)
Including net cash received from/paid to settle oil derivatives	$ 47.85	$ 48.67
Excluding net cash received from/paid to settle oil derivatives	$ 47.85	$ 48.67
Natural gas (per Mcf)
Including net cash received from/paid to settle natural gas derivatives	$ 3.01	$ 2.96
Excluding net cash received from/paid to settle natural gas derivatives	$ 2.96	$ 2.92
Oil and natural gas (per Mcfe)
Including net cash received from/paid to settle oil and natural gas derivatives	$ 3.59	$ 3.75
Excluding net cash received from/paid to settle oil and natural gas derivatives	$ 3.54	$ 3.71

Costs Per Mcfe
Lease operating expense ($0.55 and $0.69 Per Mcfe excluding Workovers, respectively)	$ 0.60	$ 1.02
Production and other taxes	$ -	$ 0.12
Transportation and processing	$ 0.44	$ 0.50
Depreciation, depletion and amortization	$ 0.96	$ 0.96
General and administrative (payable in cash - $0.51 and $0.69, respectively)	$ 1.02	$ 1.29
Other	$ (0.01)	$ -
	$ 3.01	$ 3.88

Note: Amounts on a per Mcfe basis may not total due to rounding.

GOODRICH PETROLEUM CORPORATION
Selected Cash Flow Data (In Thousands):

Reconciliation of discretionary cash flow and net cash provided by operating activities (unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2017

Net cash provided by operating activities (US GAAP)	285	15,813
Net changes in working capital	(8,054)	2,192
Discretionary cash flow	$ 8,339	$ 13,621

Supplemental Balance Sheet Data (unaudited)
	As of
	September 30, 2017

Cash and cash equivalents (including restricted cash)	$ 31,686

Long-term debt, net	$ 53,339
Unamortized debt discount	8,792
Total principal amount of debt	$ 62,131

Reconciliation of Net income (loss) to Pro Forma Adjusted EBITDA (under 2017 Senior Credit Agreement)
	Three Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2017

Net income (loss) (US GAAP)	$ 720	$ (6,219)
Depreciation, depletion and amortization ("DD&A")	3,516	8,893
Stock compensation expense	1,715	5,093
Interest expense	2,529	7,068
Loss (gain) on derivatives not designated as hedges	313	(193)
Net cash received in settlement of derivative instruments	166	313
Other excluded items **	(161)	(377)
Pro Forma Adjusted EBITDA (2)	$ 8,798	$ 14,578

** Other excluded items include interest income, reorganization items, net and extra-ordinary non-cash gains or losses.

Other Information and Reconciliations

Derivative Activity
	Three Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2017
Change in fair value of derivatives not designated as hedges	$ (479)	$ (120)
Net cash received in settlement of derivative instruments	166	313
Net gain (loss) on derivatives not designated as hedges	$ (313)	$ 193

Reconciliation of interest payable in cash to interest expense (unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2017

Interest expense (GAAP)	$ 2,529	$ 7,068
Amorization of debt discount and paid-in-kind interest	(2,177)	(6,185)
Interest payable in cash	$ 352	$ 883

GOODRICH PETROLEUM CORPORATION
Other Information and reconciliations continued (In Thousands):

Reconciliation of capital expenditures (unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2017
Net cash used in investing activities (US GAAP)	$ (3,716)	$ (21,235)
Cash calls utilized	-	(415)
Inventory utilized	(398)	(972)
Cash proceeds from sale of assets	(463)	(463)
Capitalized asset retirement obligation	(29)	(93)
Cost incurred in prior period and paid in current period	2,505	648
Capital accrual at September 30, 2017	(3,266)	(3,266)
Total capital expenditures	$ (5,367)	$ (25,796)

Reconciliation of general & administrative expense payable in cash to general and administrative expense (unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2017
General & administrative expense (GAAP)	$ 3,749	$ 11,984
Share based compensation	(986)	(2,969)
Bonus share based compensation	(729)	(2,124)
Non-cash rent expense	(149)	(447)
General & administrative expense payable in cash	$ 1,885	$ 6,444
Oil and natural gas production (Mfce)	3,661	9,285
General and administrative expense payable in cash per Mcfe	$ 0.51	$ 0.69

GOODRICH PETROLEUM CORPORATION
CRUDE OIL AND NATURAL GAS DERIVATIVES

Period	Natural Gas Volumes (MMbtu/day)	Natural Gas Price
4Q17	6,000	$ 3.20
	12,000	$3.00 – 3.60 Collar
1Q18	20,000	$ 3.00
2Q18	25,275	$ 3.01
3Q18	38,000	$ 3.02
4Q18	39,000	$ 3.02
1Q19	34,000	$ 3.03
2Q19	7,500	$ 3.03
3Q19	7,500	$ 3.03
4Q19	7,500	$ 3.03

Period	Oil Volumes (Bopd)	Oil Price
Dec. 17	400	$ 51.08
1Q18	400	$ 51.08
2Q18	400	$ 51.08
3Q18	350	$ 51.08
4Q18	350	$ 51.08
1Q19	325	$ 51.08
2Q19	325	$ 51.08
3Q19	300	$ 51.08
4Q19	300	$ 51.08

CONTACT: Robert C. Turnham, President, (713) 780-9494